UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SEAWORLD ENTERTAINMENT, INC.

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On June 13, 2017, SeaWorld Entertainment, Inc. issued the following statement to shareholders of the Company.

June 13, 2017

Dear Fellow SeaWorld Shareholders,

As we approach our Annual Meeting, we want to take this opportunity to correct certain inaccurate information that has been disseminated in the marketplace regarding recent decisions by your Board of Directors.

The Zhonghong Transaction – A Major Step Forward

The acquisition by Zhonghong Zhuoye Group Co. Ltd. (“Zhonghong”) of the approximately 21% equity interest in SeaWorld formerly owned by certain funds affiliated with The Blackstone Group (“Blackstone”) was an important step forward for your company. While the company was not a party to the agreement between Zhonghong and Blackstone, we believe it represents an important endorsement of SeaWorld and its strategy.

We also entered into agreements with Zhonghong for exclusive advisory services and support agreements covering the concept development and design of theme parks, water parks, and family entertainment centers to be developed and operated by Zhonghong Holding in China, Taiwan, Hong Kong and Macau.

In addition, we entered into a Stockholder’s Agreement with Zhonghong that includes a number of protections of the rights and interests of the company and all SeaWorld shareholders. Importantly, your interests were represented in this negotiation through a completely independent Board committee advised by independent, outside financial and legal advisors without connection to Blackstone or Zhonghong.

We look forward to a long-term, constructive relationship with Zhonghong that will support our efforts to improve performance and grow the value of your investment.

Performance Vesting Restricted Shares – Strengthening Retention and Motivating Key Employees

As a consequence of the Zhonghong transaction, the Board was required to assess the impact of the transaction on outstanding performance vesting restricted shares (“PVRs”). It is important to understand the context for this decision.

Specifically, the PVR’s were originally issued at the time of the company’s IPO to a large group of company employees in exchange for equity awards issued by SeaWorld when it was a private company. Consequently, as disclosed at the time, the vesting terms of the PVRs were similar to those of the legacy awards, including triggers based on return on investment realized by Blackstone.

The PVRs were primarily held by over 60 key members of operating management and employees, including park presidents and managers. None of the new senior leadership – CEO, CFO, Chief Creative Officer and others – held any of these shares. Most of the covered individuals had been working  for several years to stabilize the company, drive attendance, and, more recently, implement the company’s new strategic plan and brand positioning – in most cases without bonuses or meaningful long term incentive compensation due to circumstances that were largely outside their control.

As part of its deliberations, the Board received and considered a recommendation from the company’s CEO that the Board incentivize these employees because the company was entering a critical phase of its strategic growth plan – including the opening of seven major attractions across its entire footprint – and having a motivated and experienced team was crucial to achieving the company’s 2017 goals.

The Board took steps to ensure the objectivity, fairness, and independence of the process. Specifically:

▪	Only independent and disinterested members of the Compensation Committee and the Board took part in the process;
▪	The Board retained an independent compensation consultant to advise them on the issue; and
▪	Chairman David D’Alessandro recused himself from all deliberations on the topic and from the Board vote.

After considering all the factors, including certain contractual obligations, significantly exceeding one of the targets and achieving 97% of the other, and the CEO’s recommendation, the Board determined that it would be appropriate and in the best interest of shareholders to partially vest the PVRs in an effort to improve morale and retention at a time when the focus and commitment of the covered employees was especially important to deliver the company’s goals.

Additionally, the Board considered that in accordance with the relevant accounting guidance, the company would have been required to recognize non-cash equity compensation expense upon closing of the Zhonghong transaction, regardless of whether or not the shares vested in accordance with their terms. As a result of the modifications to the PVRs, this non-cash expense was reduced by $1.2 million.

As requested by the Board, eight of the company’s senior executives, Mr. D’Alessandro, and Mr. Atchison individually agreed to forfeit 40% of their outstanding PVRs, which enabled the company to further reduce the impact on the company and its shareholders.

Shareholder Aligned Incentive Compensation Plan

If approved, the 2017 Omnibus Incentive Plan (the “2017 Plan”) will replace the SeaWorld Entertainment, Inc. 2013 Omnibus Incentive Plan (the “2013 Plan”) with respect to prospective equity award grants. Your Board of Directors believes approval of this plan is very important for shareholders because it better aligns the best interests of shareholders with those of employees.

A few key points are worth reinforcing with respect to the 2017 Plan:

▪

No new shares have been requested for the 2017 Plan (the remaining shares available under the 2013 Plan will be carried over to the 2017 Plan and if the 2017 Plan is not approved these shares will remain available to the company under the 2013 Plan).

▪	The 2017 Plan’s share recycling provisions are more shareholder friendly than those in the 2013 Plan.
o	The 2017 Plan does not allow recycling of shares withheld for tax, shares settled in cash, net share counting for SARs or other liberal share-counting features.
▪	The 2017 Plan adds a minimum vesting provision.
▪	The 2017 Plan adds customary clawback provisions that apply to equity and cash awards under the 2017 Plan.
▪	The 2017 Plan does not provide for “single trigger” vesting provisions in a change of control situation.
▪	The company is committed to reducing run rate and dilution going forward beginning with grants made in 2017.
▪	The company is committed to increasing the allocation of performance-based equity from 33% to 50% for its senior leadership team, including the CEO and NEOs.

In addition, failure to approve the 2017 Plan will limit deductibility under Section 162(m) of the Internal Revenue Code, which would be detrimental to the company and its shareholders.

Direct, Ongoing Engagement with Our Shareholders

SeaWorld’s Board and management welcome input from all shareholders and encourage diverse perspectives in our deliberations and planning. This past spring alone, our CEO Joel Manby and one of our independent directors, Don Robinson, met with a significant number of shareholders as part of our ongoing outreach. This process continues.

SeaWorld’s Board has also proactively taken steps to continue to ensure best-in-class governance practices, is continually refreshing its membership, and is deepening its relevant expertise:

▪

We added two new highly-qualified independent directors to the Board last year, both with extensive theme park and entertainment experience, and six of our ten directors joined within the past three years.

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To ensure best-in-class governance, we eliminated the classified board structure, adopted a majority voting standard for uncontested director elections, expanded our open window and reduced our quiet period as part of our investor day presentation, and established compensation plans that emphasize longer-term, performance-based compensation and provide a more balanced scorecard of performance metrics.

We will continue to endeavor to be best-in-class in terms of governance.

Looking Ahead

Looking ahead, we fully appreciate that our operating and financial execution is essential in order to deliver on our commitments to you, our shareholders. Everyone at SeaWorld is working hard as we move into this new phase of the company’s evolution. We believe our guests will be attracted to our updated mission and to the fun and meaningful experiences and attractions we offer.

We appreciate your support during this period of change and we urge shareholders to vote for our current slate of director nominees and for all the proposals recommended by your Board at the Annual Meeting.

Sincerely,

Board of Directors of SeaWorld Entertainment, Inc.